EXHIBIT 15

Deloitte & Touche LLP
50 Fremont Street                     Telephone: (415) 783-4000
San Francisco, California 94105-2230  Facsimile: (415) 783-4329




To the Board of Directors and Shareholders of The Gap, Inc.:

We have made reviews, in accordance with standards established by the American Institute of Certified Public
Accountants, of the unaudited interim condensed consolidated financial statements of The Gap, Inc. and subsidiaries for the periods ended July 31, 1999 and August 1, 1998, as indicated in our report dated August
11, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 31, 1999, is incorporated by reference in Post Effective Amendment No. 1 to Registration
Statement No. 2-72586, Registration Statement No. 2-60029,
Registration Statement No. 33-39089, Registration
Statement No. 33-40505, Registration Statement No. 33-
54686, Registration Statement No. 33-54688, Registration
Statement No. 33-54690, Registration Statement No. 33-
56021, Registration Statement No. 333-00417, Registration
Statement No. 333-12337, Registration Statement No. 333-
36265, Registration Statement No. 333-68285, Registration
Statement No. 333-70991, Registration Statement No. 333-
72921 and Registration Statement No. 333-76523.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections
7 and 11 of that Act.

/s/ Deloitte & Touche LLP
September 10, 1999

Deloitte Touche
Tohmatsu